Exhibit 99.9

CONSENT OF CARRIE WHEELER

In connection with the filing by New Whale Inc. of the Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to be named as a nominee to the board of directors for New Whale Inc. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: August 10, 2023

Carrie Wheeler
/s/ Carrie Wheeler
Signature